Exhibit 10.3

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

March 24, 2005

Mr. Steve Abely, CFO
Bookham, Inc.
1-10 Brewer Hunt Way
Ottawa, Ontario
Canada

     You have requested that Nortel Networks Limited (“Nortel”) provide certain commercial accommodations to Bookham, Inc. (“Bookham”) in connection with certain agreements between Nortel and its affiliates and Bookham and its affiliates, including:

•	The Restructuring Agreement entered into as of December 2, 2004, among Bookham Technology plc, Bookham, Inc., Bookham plc and its other subsidiaries whose names appear on the signature pages, Nortel Networks UK Limited and Nortel Networks Corporation, as amended (the “Restructuring Agreement”)

•	Series A-2 Senior Secured Note Due 2007 U.S.$20,000,000 September 10, 2004 executed by BOOKHAM, INC., BOOKHAM TECHNOLOGY PLC, NEW FOCUS, INC., ONETTA, INC., BOOKHAM (US) INC., BOOKHAM (CANADA), INC., BOOKHAM (SWITZERLAND) AG, IGNIS OPTICS, INC.

and

Series B-1 Senior Secured Note Due 2006 U.S.$30,000,000.00 November 8, 2002 executed by BOOKHAM TECHNOLOGY PLC, NEW FOCUS, INC., ONETTA, INC., BOOKHAM (US) INC., BOOKHAM (CANADA) INC., BOOKHAM (SWITZERLAND) AG, IGNIS OPTICS, INC., BOOKHAM, INC.

(together the “Senior Secured Notes”)

The Restructuring Agreement, the Senior Secured Notes, the security agreements entered into pursuant thereto and in connection therewith (the “Security Agreements”) and the other agreements and documents delivered pursuant thereto together are referred to hereinafter as the “Senior Note Documents”.

•	Optical Components Supply Agreement between Bookham Technology plc and Nortel Networks Limited with Nortel Networks Agreement No. 011634, as amended (the “Supply Agreement”).

Nortel is prepared to make certain of the requested accommodations available to Bookham on the terms and subject to the conditions contained herein (the “Proposal”).

1. The Supply Agreement will be amended to provide that, for the twelve (12) month period beginning April 1, 2005 (the “Effective Date”), the due date for payments by Nortel to Bookham under the Supply Agreement for product delivered during such 12-month term will be [**] calendar days following receipt by Nortel of the invoice to [**] calendar days (paid via wire transfer or in a similar manner) following receipt by Nortel of the invoice. For the avoidance of doubt, the foregoing does not allow Bookham to accelerate the issuance of invoices. The reduction of payment terms referenced in this paragraph will automatically expire upon the occurrence of an Expiration Event (defined below).

2. The Supply Agreement will also be amended to provide a price increase of [**]% on Last Time Buys (as such term is defined in the Supply Agreement Addendum dated February 7, 2005) and a price increase of [**]% on all other products purchased under the Supply Agreement, such price increases to remain in effect for no longer than twelve (12) months from the Effective Date. The price increases will apply to the prices in effect immediately prior to the Effective Date, and Nortel and Bookham will agree to a schedule which will set out the price increases by part and such schedule will be included in the written amendment to the Supply Agreement. Following such twelve (12) months (or shorter in the event that an Expiration Event occurs) time period, prices will return to those in effect under the Supply Agreement immediately prior to the Effective Date. The price increases referenced in this paragraph will automatically expire upon the occurrence of an Expiration Event.

The parties agree to work together to create a process which is acceptable to Nortel’s and Bookham’s auditors and finance department for implementing the above price increases.

3. Nortel will or will instruct its contract manufacturer to, no later than fifteen (15) business days after the Effective Date, issue non-cancelable purchase orders for all products Nortel estimates it will require for:

(i)	eight (8) months against its twelve (12) month forecast current at April 1, 2005 for products other than Last Time Buys; and

(ii)	one hundred percent (100%) of the value of the Last Time Buys.

((i) and (ii) collectively the “Accelerated Purchase Orders”). However, the foregoing will not prevent Nortel from issuing additional purchase orders in Nortel’s discretion. The product mix to be delivered by Bookham pursuant to the Accelerated Purchase Orders will be determined on a monthly basis by Nortel and Bookham and will be in agreement with the Supply Agreement Addendum dated February 7, 2005. In no event will such Accelerated Purchase Orders be transferable or assignable by Bookham. The Accelerated Purchase Orders will automatically expire upon the occurrence of an Expiration Event.

4. The Supply Agreement shall be amended to provide that it is not assignable or transferable without the express written consent of Nortel, which consent may be withheld by Nortel in its sole discretion, and that any attempted assignment or transfer in violation of such provision shall be void.

The Supply Agreement to the extent not inconsistent with the terms and conditions of this Proposal and any definitive documentation evidencing the transactions contemplated herein (the “Definitive Documentation”) will govern purchase orders and the following provisions will have no force or effect as at the Effective Date (i) any click-wrap or shrink-wrap terms and conditions (or any terms and conditions referenced within any click-wrap or shrink-wrap terms), (ii) any purchase order or standard acknowledgement form terms and conditions.

5. The provisions of the Senior Secured Notes which require prepayments in the event Bookham raises additional capital will be modified on a temporary basis such that no prepayments will be required from the proceeds of additional capital raised by Bookham (whether debt or equity) from the Effective Date through the first anniversary thereof except and to the extent that such proceeds in the aggregate, during such period exceed US$75 million. No proceeds of any such additional capital shall be used to retire, redeem, prepay, or repay any other debt of Bookham, but shall instead be used for working capital in the ordinary course of business. The prepayment modifications referenced in this paragraph will automatically expire upon the occurrence of an Expiration Event.

6. In consideration of the value provided herein by Nortel, in particular the price increases and changed payment terms, contemporaneously with the execution of the amendment to the Supply Agreement contemplated herein, Bookham and Nortel will enter into amendments to the Security Agreements and such of the other Senior Note Documents as, in Nortel’s discretion, may be necessary or advisable to:

(i)	confirm the perfection and priority of the liens, charges, and security interests granted under or pursuant to the Senior Note Documents;

(ii)	grant to Nortel a first priority mortgage on the real property located at Swindon, United Kingdom; however, Bookham shall be permitted to sell such real property and retain the proceeds of sale free and clear of any security interest for working capital in the ordinary course of business, provided an Event of Default by Bookham has not occurred under the Supply Agreement or a default has not occurred under the Senior Note Documents;

(iii)	grant to Nortel a perfected, first priority security interest in Nortel specific inventory as described in Exhibits A and B to the Supply Agreement Addendum dated February 7, 2005 provided that, so long as no Event of Default shall have occurred and be continuing under the Supply Agreement or under any of the Senior Note Documents on the one year anniversary of the Effective Date, Nortel in its sole discretion may, at Bookham’s request, release and terminate such security interest;

(iv)	grant to Nortel a perfected, first priority security interest in accounts owing by Nortel or its affiliates to Bookham or its affiliates provided that, so long as no Event of Default shall have occurred and be continuing under the Supply Agreement or under any of the Senior Note Documents on the [**] anniversary of the Effective Date, Nortel in its sole discretion may, at Bookham’s request, release and terminate such security interest;

(v)	provide that the Security Agreements secure the obligations of Bookham under the Supply Agreement in addition to the indebtedness evidenced by the Senior Secured Notes;

(vi)	provide that an Event of Default by Bookham under the Supply Agreement is an event of default under the Senior Note Documents, and vice versa;

(vii)	remove clause (g) from the definition of Collateral in the Amended and Restated U.S. Security Agreement dated as of December 2, 2004, such that the proceeds form part of Nortel’s collateral;

(viii)	reflect changes in relevant law, including Article 9 of the Uniform Commercial Code, which may be necessary or advisable for the Security Agreements; and

(ix)	provide such comfort as Nortel may otherwise reasonably require as to the creation, perfection, and priority of the liens, charges, and security interests contemplated under the Senior Note Documents and this Proposal.

Bookham expressly agrees that [**] under the Supply Agreement.

For the purpose of this Proposal, an Event of Default under the Supply Agreement shall mean the occurrence of any of the following without the requirement for further notice or action: (i) Bookham’s intentional cessation of shipment of product to Nortel against an agreed delivery schedule without prior written approval by an authorized representative of Nortel; (ii) Bookham’s failure to deliver products pursuant to the requirements of Section 8 of the Supply Agreement to the extent that the same would entitle Nortel to cancel all or part of an order, provided that Nortel has provided Bookham written notice of such default; (iii) Bookham’s failure to meet a milestone for a Last Time Buy product pursuant to Section 2.2 of the February 7, 2005 Addendum to the Supply Agreement, provided that Nortel has provided Bookham written notice of such default; (iv) Bookham’s breach of or default under any one of its material obligations under the Supply Agreement which continues for more than 10 calendar days; or (v) any other default by Bookham which would entitle Nortel to terminate the Supply Agreement pursuant to Section 25.2 of that agreement.

For the purpose of this Proposal, an Event of Default under the Senior Note Documents shall have the meaning provided therein.

7. As of the Effective Date, Bookham will represent and warrant in writing that it has reviewed the impact of the amendment to the Supply Agreement, the amendments to the Senior Note Documents, and the other matters contemplated herein, from an accounting and legal perspective and that it has or will take all necessary steps to ensure compliance with United States federal and state securities laws and U.S. generally-accepted accounting principles.

8. Because the accommodations to Bookham referenced herein (including the shortened payment terms, Accelerated Purchase Orders, price increases and prepayment modifications) are intended to assist Bookham in its restructuring only, they will terminate automatically upon the occurrence of any of the following (each an “Expiration Event”): (i) Event of Default not currently waived under the Supply Agreement or any of the Senior Note Documents, or (ii) change in control of Bookham or an insolvency event with respect to Bookham, each to be defined in a manner acceptable to Nortel in definitive documentation. Upon an Expiration Event, the modifications described in Sections 1 through 3 and 5 shall no longer apply.

9. Notwithstanding anything contained herein, all of the terms and conditions of this Proposal shall terminate on April 29, 2005 unless all of the following have been satisfied:

A.	Definitive agreements reflecting the terms of this Proposal and such other terms as are customary, all in form and substance satisfactory to Nortel and Bookham, shall have been executed by both Bookham and Nortel;

B.	No Events of Default under the Supply Agreement or any of the Senior Note Documents which have not been waived or cured or material adverse change in the business of Bookham shall occur from the date hereof; and

C.	Nortel, its agents, and advisors shall have completed a review of the collateral securing the Senior Secured Notes and the related Guarantees, with Bookham’s and the Guarantors’ cooperation and assistance. Such review will include ensuring that Nortel has valid liens on all of the collateral intended to be covered by the Security Agreements (as amended as required by this Proposal) given in connection with the Senior Secured Notes and the Guarantees, and that Bookham has complied with its obligations to Nortel with respect to intellectual property.

Nortel expressly reserves all of its rights, remedies, powers and privileges under the Supply Agreement and the Senior Note Documents, except to the limited extent specifically provided to the contrary herein. No failure on the part of Nortel to exercise, and no delay by Nortel in exercising, any right, remedy, power or privilege under the Supply Agreement or the Senior Note Documents, at law, or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise by Nortel of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Please sign below to evidence Bookham’s agreement to the terms described herein and to enter into appropriate amendments to the Supply Agreement and the Senior Note Documents to reflect this Proposal, which amendments will be prepared by Nortel following your agreement to this Proposal.

Sincerely,

/s/ Philippe Morin

Philippe Morin,GM Optical Networks
Nortel Networks Limited

Agreed:

BOOKHAM, INC.

By:	/s/ Steve M. Abely

Name:
Title: